EXHIBIT A                                                CONFORMED COPY

                               CLASS H STOCK

                               SALE AGREEMENT

                               BY AND BETWEEN

                      HOWARD HUGHES MEDICAL INSTITUTE

                                    AND

                         GENERAL MOTORS CORPORATION



                        CLASS H STOCK SALE AGREEMENT

               THIS AGREEMENT is entered into on February 15, 1995, by and between Howard Hughes Medical Institute, a Delaware corporation (the "Institute"), and General Motors Corporation, a Delaware corporation ("General Motors").

               WHEREAS, the Institute is the owner of 17,503,800 shares of the Class H Common Stock, par value $0.10 per share, of General Motors (the "Class H Common Stock");

               WHEREAS, the Institute and General Motors are parties to the Class H Stock Agreement dated as of February 27, 1989 (as amended by Amendment to Class H Stock Agreement dated as of October 15, 1992, the "1989 Class H Agreement"); and

               WHEREAS, the Institute and General Motors desire to make certain arrangements with respect to a proposed offering and sale of that number of shares of Class H Common Stock which the Institute determines it wishes to sell.

               NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter contained, the Institute and General Motors agree as follows:

                         1.        The Distribution.

               (a) The proposed offering and sale of shares of Class H Common Stock by the Institute to which this Agreement relates (the "Distribution") shall be a customary firm commitment underwriting, which shall be registered under the Securities Act of 1933, as amended (the "Act"), for that number of shares of Class H Common Stock which the Institute determines it wishes to sell. The Institute will select the investment banker or investment bankers that will manage the Distribution; provided that the investment banker or investment bankers selected by the Institute shall be reasonably acceptable to General Motors.

               (b) The Institute may determine not to proceed with the Distribution at any time for any reason; provided that if the Institute so determines it shall immediately abandon and terminate all activities in connection with the Distribution and immediately notify General Motors of such determination.

               (c) The parties acknowledge that the provisions of this agreement are intended to reflect the mutual interest of the Institute and General Motors in having any shares of Class H Common Stock that the Institute desires to sell offered and sold in an orderly manner which does not materially adversely affect the market price of the Class H Common Stock and, to this end, the parties agree to consult with each other with respect to the Institute's distribution plans and the views of General Motors with respect to the types of distribution which, in General Motors' opinion, would materially adversely affect the market price of the Class H Common Stock.

               2.    Distribution Procedures.

               (a)   In connection with the Distribution, General
     Motors agrees:

               (i)   as soon as practicable to prepare (in
          conjunction with the Institute) and file with the Securities and Exchange Commission (the "Commission") a
          Registration Statement on Form S-3 (the "Registration
          Statement");

              (ii) to use its best efforts, subject to receipt of necessary information from the Institute, to cause the Registration Statement to become effective as soon as practicable after the filing thereof; provided that a reasonable time before filing a Registration Statement or prospectus or any amendments or supplements thereto, General Motors shall furnish copies of all such documents proposed to be filed to the Institute and to one counsel for the Institute;

             (iii) to prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for a period of sixty days (as extended by any period during which (A) offers and sales are suspended pending receipt of a supplemented or amended prospectus following the occurrence of an event of the kind described in Section 2(a)(vi), or
          (B) the Distribution is postponed or suspended pursuant to the provisions of Section 2(f) or otherwise suspended or delayed for any reason (other than the exercise by the Institute of its reasonable business judgment or market conditions)) or such shorter period which shall terminate when all shares of Class H Common Stock covered by the Registration Statement (other than any shares subject to any underwriter's over-allotment option to the extent that such option has expired unexercised) have been sold, but in no event shorter than any period required to comply with the provisions of the Act with respect to the disposition of shares of Class H Common Stock covered thereby in accordance with the method of disposition set forth in the Registration Statement;

              (iv) to furnish to the Institute (and to each underwriter, if any) such number of copies of prospectuses and preliminary prospectuses included in the Registration Statement and such other documents as the Institute may reasonably request, in order to facilitate the Distribution; provided, however, that the obligation of General Motors to deliver such copies to the Institute shall be subject to the receipt by General Motors of reasonable assurances from the Institute that the Institute shall comply with the applicable provisions of the Act and of such other securities or blue sky laws as may be applicable in connection with any use thereof;

               (v) to file documents (if any) required of General Motors for normal blue sky clearance in states reasonably specified in writing by the Institute; provided that General Motors shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (b) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation or (c) consent to general service of process in any such jurisdiction where it would otherwise not be subject thereto;

              (vi) to notify the Institute, at any time when a prospectus relating to the Registration Statement is required to be delivered under the Act, of the occurrence of an event relating to General Motors which requires the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of shares of Class H Common Stock, such prospectus shall not contain an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly make available to the Institute any such supplement or amendment;

             (vii) to make available members of the management of GM Hughes Electronics Corporation and, if appropriate, of General Motors, in each case selected by General Motors, for reasonable assistance in the selling effort relating to the shares of Class H Common Stock covered by the Registration Statement;

            (viii) to enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the shares of Class H Common Stock in the Distribution; and

              (ix) to use its best efforts to obtain a comfort letter or letters from General Motors' independent certified public accountants and to provide opinions from General Motors (or General Motors' outside counsel), in each case, in customary form and covering such matters of the type customarily covered as the managing underwriter for the Distribution reasonably requests.

               (b) In the event General Motors has notified the Institute that (i) the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, then the Institute shall not deliver the related prospectus to any purchaser until a supplement or amendment thereto has been prepared as set forth in
     Section 2(a)(vi) or until General Motors advises the Institute in writing that the use thereof may be resumed. General Motors may require the Institute to furnish to General Motors such information regarding the distribution of shares of Class H Common Stock and such other information as may be required in connection with the Distribution. The Institute shall promptly take any and all actions reasonably requested by General Motors to enable General Motors to comply with its obligations under this Section 2.

               (c) The Institute agrees that it shall proceed in good faith, subject to the exercise of reasonable business judgment, market conditions and the provisions of this Agreement (including Section 1(b) hereof) to commence and complete the Distribution as promptly as practicable after the date hereof. The Institute shall keep General Motors reasonably informed as to the status of the Distribution and shall notify General Motors promptly upon completion of the Distribution. The Institute acknowledges and agrees that General Motors will participate and assist, and the Institute will afford General Motors opportunities to participate and assist, in the offering process and the selling effort related to the Distribution. Without limiting the generality of the foregoing, General Motors, the Institute and the underwriters for the Distribution shall cooperate and work together in planning the selling efforts, including the presentations to be made to potential purchasers and the determination of which potential investors to contact with respect to the Distribution.

               (d) The Institute shall comply with the applicable provisions of the Act and of such other securities or blue sky laws as may be applicable in connection with the Distribution. Without limiting the generality of the foregoing, the Institute agrees that it shall not use any offering document, offering circular or other offering materials with respect to the offer or sale of shares of Class H Common Stock in the Distribution other than the prospectuses provided by General Motors hereunder and any documents incorporated by reference therein.

               (e) The Institute shall notify General Motors promptly at any time when a prospectus related to the Registration Statement is required to be delivered under the Act of the occurrence of any event relating to the Institute which requires the preparation of an appropriate supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of shares of Class H Common Stock, such prospectus shall not contain an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading relating to the Institute, and General Motors shall promptly make available to the Institute any such supplement or amended prospectus. The Institute also agrees that, upon the occurrence of any such event, the Institute shall forthwith discontinue disposition of shares of Class H Common Stock until the Institute's receipt of the copies of the supplement or amended prospectus contemplated by this paragraph.

               (f) General Motors shall be entitled to postpone or suspend the Distribution (including to postpone the filing or effectiveness of the Registration Statement or the use of any related prospectus) if General Motors determines, in its reasonable judgment, that the Distribution or such filing, effectiveness or use would (i) materially interfere with any proposal or plan by General Motors or any of its affiliates to engage in any material acquisition, merger, consolidation, tender offer, securities offering or other material transaction (other than an equity offering for cash proceeds) or (ii) require General Motors to make public disclosure of information the disclosure of which would have a material adverse effect on Delco Electronics Corporation, Hughes Aircraft Company, GM Hughes Electronics Corporation or General Motors. If General Motors makes such a determination, it shall promptly give the Institute a certificate signed by an officer of General Motors setting forth such determination. General Motors agrees that it shall terminate any such postponement or suspension as promptly as reasonably practicable and shall promptly notify the Institute of such termination. In making any such determination to initiate or terminate a postponement or suspension, General Motors shall not be required to consult with or obtain the consent of the Institute, and any such determination shall be General Motors responsibility alone, and the Institute shall not be responsible or have any liability therefor.

               3.    Confidentiality.

               (a)   Subject to the compliance with legal
     requirements in the reasonable business judgment of each party, each of the parties shall treat all non-public information relating to the Distribution received from the other party (including the existence of and any reasons for any postponement or suspension thereof under Section 2(f)) with the strictest confidence and shall not disclose or disseminate such information; provided that, if the Institute has determined not to proceed with the Distribution or if offers and sales by the Institute are not then prohibited by Section 6(b), the foregoing shall not prevent the Institute from disclosing such information as it reasonably determines it is required to disclose in connection with any offer, sale or other disposition by the Institute of General Motors' securities; and provided, further, that the Institute shall not disclose any non-public information (including any information disclosed to the Institute pursuant to Section 3(b)) prior to three Business Days after the Institute gives notice to General Motors that it intends to disclose such information. Except as required by law in the Registration Statement and any related prospectus (and subject to the provisions of Section 2(f)), nothing herein shall be construed to require General Motors or any of its subsidiaries or affiliates at any time to make any public disclosure of information or to make any disclosure of non-public information to the Institute.

               (b) If the Institute is advised by its legal counsel to obtain information from General Motors regarding matters which
     (i) federal securities laws require to be included in the Registration Statement or (ii) relates to the preservation by the Institute of legal defenses associated with the Institute's federal securities laws responsibilities with respect to the Distribution, it shall do so through outside legal counsel and other outside advisors who have agreed to be bound by the provisions of Section 3 selected by the Institute and in the manner advised by legal counsel. Such legal counsel and advisors may provide any such information obtained by them to the Institute if they determine that doing so is reasonably necessary, in the view of legal counsel, in order for the Institute to satisfy any disclosure requirements applicable to it or preserve any defenses of the Institute under the federal securities laws in connection with the Distribution. Legal counsel to the Institute shall advise General Motors in advance if and to the extent any such information is to be provided to the Institute. The Institute shall limit the disclosure of any information which it has obtained pursuant to this Section 3(b) in the manner contemplated by Section 3(a).

               (c)   Notwithstanding the provisions of this Section
     3, if General Motors shall disclose any non-public information to the Institute in connection with its exercise of the Put Right (as defined below) or the Over-Allotment Put (as defined below), the Institute shall treat such information with the strictest confidence and shall not disseminate such information until 21 days following the date on which it received such information.

               4.    Payment of Distribution Expenses.  All
     Distribution Expenses (as defined below) incident to General Motors' performance of its obligations with respect to the Distribution under Section 2 hereof shall be paid by the Institute promptly upon demand by General Motors for payment regardless of whether the Distribution has been commenced or completed; provided that the Institute shall not be obligated to pay such Distribution Expenses in the event that the Institute determines not to proceed with the Distribution as a result of the exercise by General Motors of its rights to postpone the Distribution under Section 2(f) hereof. The term "Distribution Expenses" means expenses reasonably incurred in order to effect the Distribution which would not have been incurred but for the Distribution, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal and state securities or blue sky laws (including reasonable fees and disbursements of counsel), reasonable printing expenses, messenger and delivery expenses, reasonable fees and disbursements of counsel for General Motors and its independent certified public accountants, reasonable fees and expenses of any special experts or others retained by General Motors (as being necessary or advisable) in connection with the Distribution, reasonable travel expenses and other out-of-pocket costs incurred by General Motors in carrying out its agreements hereunder, any underwriting discounts, commissions or fees attributable to the sale of securities, reasonable fees and disbursements of counsel to the Institute and other expenses incurred in connection with the Distribution.

               5.    Indemnification.

               (a) General Motors agrees to indemnify and hold harmless the Institute, its trustees, directors, officers, employees and agents and each person who would be an underwriter, its trustees, officers, directors, employees and agents, and each person, if any, who controls within the meaning of either Section 15 of the Act or Section 20 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Institute or any such underwriter, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any related prospectus, or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to General Motors by or on behalf of the Institute expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement or any such prospectus, or in any amendment or supplement thereto, the indemnity agreement provided for in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a copy of the Registration Statement or such related prospectus, or in any amendment or supplement thereto, was not sent or given to the person asserting any such losses, claims, damages, liabilities or expenses at or prior to the written confirmation of the sale of the shares of Class H Common Stock concerned to such person.

               (b) The Institute agrees, and each underwriter selected shall agree, to indemnify and hold harmless General Motors and its subsidiaries and their respective directors, officers, employees and agents and each person, if any, who controls General Motors or any of its subsidiaries within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from General Motors, but only with respect to information furnished in writing by or on behalf of the Institute or such underwriter, as the case may be, expressly for use in the Registration Statement or related prospectus or any amendment or supplement thereto. Each underwriter selected shall agree to indemnify the Institute, its trustees, directors, officers, employees, agents and each person, if any, who controls the Institute within the meaning of
     Section 15 of the Act or Section 20 of the Exchange Act, to the same extent that each underwriter indemnifies General Motors.
     The Institute agrees to indemnify and hold harmless the underwriters of the shares of Class H Common Stock, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of General Motors provided in this Section 5.

               (c) If any action or proceeding (including any governmental investigation) shall be brought or asserted against any person indemnified hereunder in respect of which indemnity may be sought from an indemnifying party, the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified person, and shall assume the payment of all expenses. The indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of the indemnified person unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the indemnified person in such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both an indemnified person and the indemnifying party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related actions or proceedings in the same jurisdiction be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for the indemnified persons, which firm shall be designated in writing by whichever of General Motors or the Institute is an indemnified person. No indemnifying party shall be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless the indemnified person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

               (d)   If the indemnification provided for in this
     Section 5 is unavailable in respect of any losses, claims, damages, liabilities or judgments referred to therein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments (i) as between General Motors and the Institute on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by General Motors and the Institute on the one hand and the underwriters on the other from the offering of the shares of Class H Common Stock, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of General Motors and the Institute on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations and (ii) as between General Motors, on the one hand, and the Institute on the other, in such proportion as is appropriate to reflect the relative fault of General Motors and of the Institute in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by General Motors and the Institute on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the Distribution (net of underwriting discounts and commissions but before deducting expenses) received by General Motors and the Institute bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of General Motors and the Institute on the one hand and of the underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by General Motors and the Institute or by the underwriters and the parties' relative interest, knowledge, access to information and opportunity to correct or prevent such statement or omission. The relative fault of General Motors on the one hand and of the Institute on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               (e) General Motors and the Institute agree that it would not be just and equitable if contribution pursuant to this section were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
     Section 5, the Institute shall not be required to contribute any amount in excess of the amount by which the total price at which the shares of Class H Common Stock sold by it exceeds the amount of any damages which the Institute has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               (f) For purposes of this Section 5, any reference to an underwriter shall include any person that would be deemed to be an underwriter within the meaning of the Act if the Institute were deemed to be an issuer within the meaning of the Act.

               6.    Hold Back Agreements.

               (a) General Motors agrees (and will directly agree with the underwriters for the Distribution) that, unless the underwriter or underwriters administering the Distribution otherwise agree, and except as specifically contemplated by this Agreement in connection with the Distribution, it shall not offer or sell, or solicit offers to purchase, or file any registration statement under the Act (other than any registration statement filed pursuant to Rule 415 under the Act) with respect to, any shares of Class H Common Stock (or securities convertible into or exchangeable for such shares) during the period from the date hereof until 90 days after the Pricing Date; provided that General Motors shall not be precluded from (i) the issuance of shares of Class H Common Stock upon the conversion, exercise or exchange, by the holder thereof, of options, warrants or other securities convertible into or exercisable or exchangeable for the Class H Common Stock pursuant to the terms of such options, warrants or other securities, (ii) transfers pursuant to the terms of any other agreement to issue shares of Class H Common Stock (or any securities convertible into or exchangeable or exercisable for the Class H Common Stock) in effect on the date of the commencement of the Distribution, including any such agreement in connection with any previously disclosed acquisition, merger, consolidation or other business combination,
     (iii) transfers in connection with dividend reinvestment plans or employee benefit plans of General Motors (or a subsidiary of General Motors) and (iv) making any offer or sale of shares of Class H Common Stock (or securities convertible into or exchangeable for such shares) as consideration in any merger or consolidation or the acquisition by General Motors or any subsidiary of General Motors of the capital stock or a substantial portion of the assets of any other entity.

               (b)   The Institute agrees that, except as
     specifically contemplated by this Agreement in connection with the Distribution, it shall not offer or sell, or solicit offers to purchase, any shares of Class H Common Stock (or securities convertible into or exchangeable for such shares (whether Core Shares (as defined in the 1989 Class H Agreement) or otherwise) during the period from the date hereof until the Pricing Date (as defined below); provided that, if the Registration Statement has not been filed by the date which is 40 days after the date hereof, this sentence shall not apply during the period from such 40th day until the date on which the Registration Statement is filed. The Institute will directly agree with the underwriters for the Distribution that, unless the underwriters administering the Distribution otherwise agree, and except as specifically contemplated by this Agreement in connection with the Distribution, it shall not offer or sell, or solicit offers to purchase, any shares of Class H Common Stock (or securities convertible into or exchangeable for such shares) (whether Core Shares or otherwise) during the period from the Pricing Date until 90 days thereafter. Nothing in this Section 6(b) shall prohibit the Institute from selling shares of Class H Common Stock to General Motors upon the exercise of any put rights by the Institute or any call rights by General Motors.

               (c) The provisions of this Section 6 shall terminate and have no further force or effect upon the giving of a notice by the Institute to General Motors that the Institute has determined not to proceed with the Distribution as described in
     Section 1(b).
               7.    Termination of 1989 Class H Agreement.
     Effective as of the date hereof and without further action by either party, except for (i) General Motors' right to purchase the Institute's Series IV Call Shares (as defined in the 1989 Class H Agreement) (or any portion thereof) pursuant to the call right set forth in Section 6 of the 1989 Class H Agreement and all rights and obligations of the parties set forth in the 1989 Class H Agreement related to effecting such call right and (ii) the Institute's right to require General Motors to purchase the 1995 Put Shares (as defined in the 1989 Class H Agreement) (or any portion thereof) pursuant to the put right set forth in
     Section 5 of the 1989 Class H Agreement and all rights and obligations of the parties set forth in the 1989 Class H Agreement related to effecting such put right, General Motors and the Institute hereby terminate the 1989 Class H Agreement and mutually waive all rights and release all obligations thereunder and such agreement shall be of no further force or effect. General Motors agrees to cause the restrictive legend required by the 1989 Class H Agreement on certificates of Class H Common Stock held by the Institute to be removed promptly from each such certificate following execution of this Agreement and to issue a certificate or certificates for shares of Class H Common Stock without such legend in the names and denominations specified in writing by the Institute.

               8.    Mandatory Purchase of Shares.

               (a)   So long as the Institute shall not have
     exercised its right to require General Motors to purchase any of the 1995 Put Shares pursuant to Section 5 of the 1989 Class H Agreement, on the Put Date (as defined below), the Institute shall have the right to require General Motors, upon the terms and subject to the conditions set forth in this Section 8, to purchase from the Institute (the "Put Right") a number of shares of Class H Common Stock (the "Put Shares") (as determined by the Institute) not to exceed (i) 15,000,000 minus (ii) if the Institute shall have entered into the Underwriting Agreement (as defined below), the sum of (x) the number of shares (other than any shares being offered by the Institute that are subject to any underwriter's over-allotment options, which are separately addressed in Section 8(h) below) actually sold pursuant to such Agreement and (y) the number of shares being offered by the Institute that are subject to any underwriters' over-allotment options.

               For all purposes of this Agreement:

               (v) the "Underwriting Agreement" shall mean any underwriting agreement entered into in connection with the Distribution and the "Pricing Agreement" shall mean any related pricing agreement with underwriters;

               (w) a "Distribution Closing" shall mean a closing
          (including any delayed closing with respect to an underwriters' over-allotment option) under the Underwriting Agreement;

               (x) the "Pricing Date" shall mean the date on which the Institute enters into the Underwriting Agreement or, if such agreement does not specify the price at which shares will be sold, the Pricing Agreement;

               (y) a "Business Day" shall mean any day on which The New York Stock Exchange, Inc. (the "NYSE") is open for trading, except in each year the day following Thanksgiving Day and each day during the period from and including December 24 through January 1; and

               (z) the "Put Date" shall mean the earlier of (A) the first Business Day after the Pricing Date, provided that, if the related Underwriting Agreement is terminated without any Distribution Closing having occurred, the Put Date shall not be deemed to have occurred pursuant to this clause (A) and any Put Notice (as defined below) delivered prior to such termination shall be null and void, except that, if the Pricing Date is on or before June 30, 1995 and the related Underwriting Agreement is terminated on June 30, 1995 or thereafter without any Distribution Closing having occurred, the Put Date shall be the first Business Day after the date such Underwriting Agreement so terminates, and (B) June 30, 1995 (or such later date (the "Clause (A) Extended Put Date") as is determined to be the Put Date pursuant to the exception set forth in the proviso to clause (A) above), provided that, if for any reason (other than the exercise by the Institute of its reasonable business judgment or market conditions) there has not been a Distribution Closing by June 30, 1995, so long as, prior to June 30, 1995, the Institute has not abandoned the Distribution as described in
          Section 1(b) hereof, the Put Date as determined pursuant to this clause (B) shall be, at the option of the Institute, June 30, 1995 (or, if later, the Clause (A) Extended Put
          Date) or September 30, 1995.

               (b) The Institute may exercise the Put Right by delivering to General Motors on or before the close of business (5:00 p.m., New York City time) on the Put Date a written notice (the "Put Notice") setting forth the Institute's intention to exercise the Put Right and the number of Put Shares to be purchased at the Put Closing; provided, however, that the Put Notice may simply specify that the Institute is exercising the Put Right with respect to the maximum number of shares as to which it is permitted to exercise the Put Right in the case of a Put Notice delivered on the first Business Day after the Pricing Date. The Put Right shall expire at the close of business on the Put Date (as specified in Section 8(a)(z)) if it has not been exercised prior to that time. The closing (the "Put Closing") of the sale and purchase of Put Shares pursuant to this Section 8 shall take place at the New York offices of General Motors on a date and at a time selected by General Motors which shall be not later than ten Business Days after the Put Date and which, in the case of the Put Date occurring on the first Business Day after the Pricing Date, shall be on or after the first Distribution Closing. General Motors shall promptly notify the Institute of the date of the Put Closing. If the Put Closing is prohibited by the terms of any injunction or court order, the Institute and General Motors will use their best efforts to have such prohibition lifted and to consummate the sale and purchase of the related Put Shares as soon as practicable thereafter.

               (c) The purchase price for each Put Share purchased by General Motors pursuant to the exercise of the Put Right (the "Put Purchase Price") shall be $30.00; provided, that if the Put Share Market Value (as defined below) is less than $10.00, then the Put Purchase Price shall be the sum of (i) the Put Share Market Value and (ii) $20.00.

               (d) At the Put Closing, the aggregate Put Purchase Price for all Put Shares being purchased on such date, plus interest on such aggregate amount calculated on a daily basis at a rate equal to the Applicable Treasury Rate (as defined below) for such day, which interest shall accrue from the Business Day following the Put Date to and including the date of the Put Closing (including any period during which the Put Closing is prohibited by the terms of an injunction or court order), shall be payable to the Institute by wire transfer of immediately available funds to such account as the Institute shall have previously designated in writing against the receipt of certificates representing such Put Shares. After the Put Closing, the Institute shall have no rights in respect of the Put Shares sold at the Put Closing, except the right to receive (at the time paid to other stockholders of record) payments of dividends on such Put Shares payable after the Put Closing to holders of record of shares of Class H Common Stock on a date prior to the date of the Put Closing. In the event that for any reason the Put Closing occurs after the closing date selected by General Motors pursuant to Section 8(b), any dividend received by the Institute on each Put Share being purchased which is payable to holders of record of shares of Class H Common Stock on a date subsequent to such date selected by General Motors shall be for the account of General Motors and the Institute shall pay over the amount of such dividend to General Motors at the Put Closing or, if the dividend payment date is after than the Put Closing, promptly upon the Institute's receipt of such dividend.

               (e) At the Put Closing, the Institute shall deliver to General Motors certificates representing the Put Shares being purchased, duly endorsed, or accompanied by stock power(s) duly executed in blank. The Institute shall also deliver to General Motors a representation and warranty, duly executed on behalf of the Institute, that at the Put Closing the Institute has valid and marketable title to the Put Shares being purchased, free and clear of all claims, liens, charges, encumbrances and security interests and that upon delivery of and payment for such Put Shares at the Put Closing General Motors will acquire good and marketable title to such Put Shares, free and clear of any claims, liens, charges, encumbrances or security interests.

               (f) The "Put Share Market Value" for purposes of this Section 8 shall be the average of the daily high and low sales prices for the Class H Common Stock for the 10 consecutive Business Days ending on and including the Business Day immediately prior to the Put Date. The high and low sales prices for each day shall be the high and low sales prices as reported in The Wall Street Journal or, if not so reported, as reported in another newspaper of national circulation selected by General Motors or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the NYSE, or if the Class H Common Stock is not then listed or admitted to trading on the NYSE, on the largest principal national securities exchange (as determined by total volume of trades during the preceding six months) on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any principal national securities exchange, then the average of the last reported sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sales prices shall not be reported thereon, the average of the closing bid and asked prices as reported thereon, or if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised fair market value of such stock furnished by any NYSE member selected from time to time by General Motors and satisfactory to the Institute for such purpose.

               (g) The "Applicable Treasury Rate" for purposes of this Agreement shall mean, with respect to any day, the rate converted to a bond equivalent basis listed for such day (or if no rate is listed for such day, the rate listed for the last previous day for which a rate is listed) on the appropriate Federal Reserve Statistical Release H.15 "Selected Interest Rates" as the Secondary Market rate for 3-Month Treasury Bills. If such release ceases to be published or otherwise is not available for any period, the Applicable Treasury Rate shall be determined in a manner agreed upon by General Motors and the Institute as being an appropriate means of determining the rate that would have been listed on such release as the Secondary Market rate for 3-Month Treasury Bills.

               (h) So long as the Institute shall not have exercised its right to require General Motors to purchase any of the 1995 Put Shares pursuant to Section 5 of the 1989 Class H Agreement, if the Underwriting Agreement includes an underwriters' over-allotment option, on the Over-Allotment Put Date (as defined below), the Institute shall have an additional right (the "Over-Allotment Put") to require General Motors to purchase from the Institute, upon the terms and subject to the conditions of this Agreement, a number of shares of Class H Common Stock (as determined by the Institute) not to exceed (i) the number of shares covered by such over-allotment option minus (ii) the number of shares sold by the Institute to the underwriters pursuant to the exercise of such option (including those sold on or prior to the Put Closing), provided that in no event shall the sum of the number of shares covered by the Put Right and the number of shares covered by the Over-Allotment Put exceed 15,000,000. The terms and conditions of the Over-Allotment Put shall in all respects be as nearly identical as practicable to the terms and conditions set forth in this Section 8 with respect to the Put Right, except that the Over-Allotment Put shall be exercisable by delivery of notice to General Motors only on or before the close of business (5:00 p.m. New York City time) on the Over-Allotment Put Date. For all purposes of this Agreement, the "Over-Allotment Put Date" shall mean the earlier of (x) the first Business Day after the date on which the underwriters' over-allotment option expires, provided that such over-allotment expiration date shall in no event be more than 30 days after the Pricing Date, and (y) the date on which all shares subject to the option have been sold pursuant to the exercise thereof.

               9.  Cash Settlement.     If the Net Proceeds (as
     defined below) to the Institute from the Distribution exceed the amount that is the product of (x) the number of shares of Class H Common Stock sold by the Institute in the Distribution (including any shares sold pursuant to the exercise of an underwriters' over-allotment option) and (y) $37.50, then the Institute shall pay such excess (plus interest on such excess calculated on a daily basis at a rate equal to the Applicable Treasury Rate for the day of payment, which interest shall accrue from the Business Day following the last Distribution Closing to and including the date on which such excess is paid to General Motors) to General Motors in immediately available funds. The Institute shall pay the amount of such excess (to the extent theretofore not paid) no later than ten days following the last Distribution Closing.
     "Net Proceeds" shall mean the proceeds received by the Institute in the Distribution less any Distribution Expenses (including underwriting discounts and commissions) (as the amount of Distribution Expenses other than underwriting discounts and commissions shall be determined by mutual agreement between General Motors and the Institute).

               10.   Miscellaneous.

               (a) Business Days. If this Agreement requires that an action be taken on any day which is not a Business Day, such action shall be taken on the next succeeding Business Day. Any action which may or is required to be taken on any Business Day shall be valid only if it is taken not later than 5:00 p.m. New York City time on such Business Day. When a provision of this Agreement provides that a notice may or shall be given or other action taken within a specified number of Business Days following a certain event, the calculation of such number of Business Days shall begin with the Business Day next following the day on which such event occurs. For example, if notice is required to be given within five Business Days following the receipt of another notice, such five Business Day period shall commence with the first Business day following the day such other notice was received.

               (b) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented except by a writing signed by General Motors and the Institute.

               (c) Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by hand delivery, by registered or certified first-class mail, return receipt requested, or by facsimile transmission:

               (i)   if to the Institute:

                     Howard Hughes Medical Institute
                     4000 Jones Bridge Road
                     Chevy Chase, Maryland 20815-6789
                     Attention:  Vice President and General Counsel
                     Telephone:  301-215-8843
                     Facsimile:  301-215-8848

                     with a copy to:

                     Vice President and Chief Investment Officer
                     Howard Hughes Medical Institute
                     4000 Jones Bridge Road
                     Chevy Chase, Maryland  20815-6789
                     Telephone:  301-215-8686
                     Facsimile:  301-215-8691

              (ii)   if to General Motors:

                     General Motors Corporation
                     767 Fifth Avenue
                     New York, New York  10153
                     Attention:  Treasurer
                     Telephone:  212-418-3500
                     Facsimile:  212-418-3695

                     with a copy to:

                     General Motors Corporation
                     3031 West Grand Boulevard
                     Detroit, Michigan  48202
                     Attention:  Warren G. Andersen
                     Telephone:  313-974-1528
                     Facsimile:  313-974-0685

               All notices and communications shall be deemed to have been duly given and received: when delivered by hand, if hand delivered; the third Business Day after being deposited in the mail, registered or certified, return receipt requested, first class postage prepaid, or earlier Business Day actually received, if mailed; upon oral confirmation of receipt, if by facsimile transmission. Each party agrees promptly to confirm receipt of all notices. The validity or effectiveness of any notice or other communication provided for or permitted under this Agreement shall not be affected by the failure to deliver the copies referred to above.

               (d) Third Party Rights and Obligations. Nothing in this Agreement shall be construed to give any person or entity other than the Institute and General Motors and other than subsidiaries of General Motors and the respective directors, trustees, officers, employees, agents and controlling persons of General Motors and its subsidiaries and the Institute indemnified hereunder, any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of such persons.

               (e) Descriptive Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

               (f) Cooperation. Each party hereto shall take such further action, and execute such additional documents, as may be reasonably requested by the other party hereto in order to facilitate the Distribution as described herein.

               (g) Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their successors and permitted assigns. None of the rights or obligations under this Agreement shall be assigned by the Institute without the consent of General Motors or by General Motors without the consent of the Institute.

               (h) Counterparts. This Agreement may be executed in any number of counterparts, and shall be deemed to have been duly executed and delivered by all parties when each party has executed a counterpart hereof and delivered an original or facsimile copy thereof to the other party. Each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

               (i) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Delaware.

               (j) Remedies. The Institute and General Motors agree that in addition to being entitled to exercise all rights granted by law, including recovery of damages, each party shall be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

               (k)   Effect of Automatic Exchange of Class H Common
     Stock for $1 2/3 Par Value Common Stock.     If, pursuant to
     subparagraph (6) of paragraph (c) of Division I of Article FOURTH of the Certificate of Incorporation of General Motors (the "Exchange Provision"), there is a recapitalization of General Motors pursuant to which all the outstanding shares of Class H Common Stock are exchanged for shares of General Motors Common Stock $1 2/3 par value per share at the applicable Exchange Rate as more particularly described in said Certificate of Incorporation, the Put Right and the Over-Allotment Put provided for herein shall be adjusted such that each of the Put Shares shall be converted into an Exchange Adjusted Put Share, expressed as that number (calculated to the nearest five decimal places) which is the number of shares of $1 2/3 Par Value Common Stock which each share of Class H Common Stock is exchangeable into pursuant to the Exchange Provision and each such Exchange Adjusted Put Share shall be putable to General Motors at the time, Put Purchase Price and manner provided for in Section 8 of this Agreement with respect to the Put Share which was converted into such Exchange Adjusted Put Share.

               (l) Adjustments. If General Motors shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of shares of Class H Common Stock (or, after an exchange pursuant to the Exchange Provision, shares of General Motors Common Stock, $1 2/3 par value per share), General Motors shall appropriately adjust all share amounts and dollar amounts related thereto set forth in this Agreement. Issuance of shares of any class of General Motors common stock as a dividend on or as part of a reclassification or recapitalization of any other class of General Motors common stock shall not require an adjustment pursuant to this Section 10(l). All such adjustments shall be made by General Motors in good faith. No later than ten days after any such adjustment General Motors will provide to the Institute a written notice setting forth such adjustment and the basis therefor.

               (m) Termination. This Agreement and all rights, restrictions and obligations of General Motors and the Institute pursuant hereto shall terminate and shall have no further force and effect as of 5:00 p.m., New York City time, on the Put Date (as specified in Section 8(a)(z)), except that (a) the obligation of the Institute to pay Distribution Expenses upon demand by General Motors under Section 4 and the provisions of Sections 2(d), 3, 5, 7 and 9 shall survive, (b) if any Distribution Closing has occurred, the provisions of Section 6 shall survive,
     (c) so long as any prospectus relating to the Registration Statement is required to be delivered, the provisions of Sections 2(a)(vi), 2(b) and 2(e) shall survive, (d) if the Put Right has been exercised, any rights and obligations with respect to the purchase and sale of Put Shares to be purchased upon such exercise shall survive until the Put Closing, (e) if the Institute has entered into an underwriters' over-allotment option, the Over-Allotment Put shall survive until the Over-Allotment Put terminates pursuant to Section 8(h), the Underwriting Agreement containing such option is terminated, or the closing with respect to the exercise of the Over-Allotment Put, whichever occurs first, and (f) any rights and obligations hereunder arising prior to or on the Put Date (as specified in Section 8(a)(z)) and not discharged prior to or on such date shall continue until fully discharged.

               (n)   Limitation on Termination and Performance.   No
     action or failure to act by either party hereto shall constitute a breach or failure of performance sufficient to permit the other party to terminate this Agreement or fail to continue to be obligated to perform hereunder unless such action or failure to act is intentional, constitutes a clear and demonstrable failure to satisfy an obligation imposed by this Agreement and imposes a substantial disadvantage on the other party not remediable by monetary damages, which shall continue as a remedy for any such breach or failure of performance hereunder.

                         *     *     *     *     *


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   HOWARD HUGHES MEDICAL INSTITUTE

                                   By:  /s/Carter F. Wolfe
                                   Name: Carter F. Wolfe
                                   Title: Vice President and Chief Investment
                                            Officer

                                   GENERAL MOTORS CORPORATION

                                   By: /s/Heidi Kunz
                                   Name: Heidi Kunz
                                   Title: Vice President and Treasurer